Exhibit 99.1

Contact:	David Lilly / Joseph Kuo	Chris A. McFadden
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(718) 676-8940
CARVER BANCORP, INC. REPORTS THIRD QUARTER FISCAL YEAR 2010 EARNINGS
Reports Third Quarter Net Income of $0.8 million or Diluted Earnings per Share of $0.22
Board of Directors Declares $0.10 Dividend
New York, New York, February 5, 2010 — Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank ( the “Bank”), today announced financial results for the three- and nine -month periods ended December 31, 2009, the third quarter of the fiscal year ending March 31, 2010 (“fiscal 2010”).
The Company reported net income of $0.8 million for the third quarter of fiscal 2010 compared to a net loss of $(6.5) million for the third quarter of fiscal 2009. Net income per diluted share for the quarter was $0.22 compared to a net loss per diluted share of $(2.63) for the third quarter of fiscal 2009. For the nine months ended December 31, 2009, the Company reported net income of $2.3 million compared to a net loss of $(5.2) million for the prior year period. Net income per diluted share for the nine month period ended December 31, 2009 was $0.64 compared to a net loss per diluted share for the prior year period of $(2.10). Earnings per share during fiscal 2010 were reduced by $0.10 per diluted share in the current quarter and $0.29 per diluted share year-to-date by the payment of preferred dividends pursuant to Carver’s participation in the U.S. Treasury Department’s Capital Purchase Program.
Deborah C. Wright, the Company’s Chairman and Chief Executive Officer, stated: “I am pleased to report that during what continues to be a challenging operating environment the Company continues to be profitable, generating third quarter net income of $0.8 million versus a loss in the prior year period (due to a goodwill impairment charge). Earnings growth year-over-year was largely driven by an increase in net interest income, as average interest-earning assets increased coupled with the continued benefit of Carver’s historically stable, low cost deposit base and an attractive interest rate environment. While the average yield on interest-earning assets decreased 48 basis points, to 5.39%, the average cost of interest-bearing liabilities declined 86 basis points, to 1.57%, generating a higher interest rate spread of 3.82% compared to 3.44% in the prior year period. Excluding the one-time impact of a branch consolidation this quarter and the goodwill impairment in the prior period, non-interest expense declined 4% year over year, despite a $0.3 million increase in FDIC insurance premiums.”
Ms. Wright continued: “On the credit front, economic conditions remain challenging. We have invested in additional resources dedicated to identify and work with borrowers to resolve early stage delinquencies and to focus on loan workouts. This intensification of effort contributed to a decline in 30-89 day delinquencies by $5.7 million to $21.9 million at December 31, 2009 from $27.6 million at September 30, 2009. Notwithstanding the reduction in early delinquencies, total delinquencies increased $1.5 million to $55.9 million compared to $54.4 million at September 30, 2009. Non-performing loans increased $5.6 million to $33.5 million or 4.86% of total loans at December 31, 2009 from $27.8 million or 4.17% of total loans at September 30, 2009. The provision for loan losses was therefore increased by $1.3 million in the quarter, or $0.52 per diluted share, generating a total allowance for loan losses of $9.0 million. The allowance now represents 1.31% of the total loan portfolio and 26.8% of non-performing loans.”

“As I noted last month at the Company’s Annual Meeting of Stockholders, the outlook for the first half of the year is difficult to predict, however it is likely to be similar to the current quarter. These conditions will constrain loan growth in the near term and increase the cost of operations, as credit management and regulatory compliance expenses grow. Our team is working to manage costs elsewhere and to reduce risk in the Company’s overall loan portfolio by diversifying the mix of loans including reducing our affordable housing construction and commercial real estate loan portfolios.”
“We also continue to make selective investments in our future. Later this month, Carver will open a cost efficient branch in Flatbush, a historically high growth neighborhood in Brooklyn and central “gateway” for the Caribbean population. This investment represents significant customer acquisition opportunities for core deposits and quality loans, given the substantial presence of small businesses, institutions and consumers, in a dense geography, where Carver’s brand is well recognized. It also demonstrates Carver’s steadfast belief in the stability and opportunity inherent in our local communities, in good times and more challenging periods, and our commitment to make credit available to qualified borrowers. While these are undeniably challenging times, Carver continues to maintain a strong capital base, a loyal customer base and an experienced Board and management team with a thorough understanding of our markets, informed by previous economic dislocations,” concluded Ms. Wright.
Board Declares Quarterly Cash Dividend of $0.10 per Share
Carver also announced that on February 4, 2010, the Company’s Board of Directors declared a cash dividend on its common stock of ten cents $0.10 per common share for the third quarter. The dividend will be payable on March 1, 2010, to stockholders of record at the close of business on February 16, 2010.
Income Statement Highlights
Third Quarter Results
The Company reported net income for the third quarter ended December 31, 2009 of $0.8 million compared to a net loss of $(6.5) million for the prior year third quarter. The increase in net income resulted from a decrease in interest expense of $1.3 million, non-interest expense of $5.2 million (due to the goodwill impairment taken in the prior year third quarter), and increases in non-interest income of $1.8 million, offset by an increase in provision for loan losses of $0.9 million.
Net Interest Income
Net interest income increased $1.1 million, or 17%, to $7.5 million for the quarter ended December 31, 2009 compared to $6.4 million for the prior year period. The increase in net interest income resulted from a moderate decrease in interest income offset by a $1.3 million, or 33%, decline in interest expense. The decrease in interest income reflects a decrease in the yield on interest-earning assets of 48 basis points to 5.39%, compared to 5.87% for the prior year period. The yield on loans, including non-accrual loans, decreased 54 basis points while the yield on mortgage-backed securities declined 106 basis points. The average balance of loans increased $33.0 million versus the prior year period. This growth reflects the Company’s commitment to provide access to credit for qualified borrowers in its local communities. The decline in yield on interest-earning assets is a result of the low interest rate environment and overall market conditions.
Interest expense decreased by $1.3 million, or 33%, to $2.7 million for the quarter ended December 31, 2009 compared to $4.0 million for the prior year period. The decrease in interest expense was primarily the result of a decrease in interest expense on deposits of $1.4 million, offset by an increase in interest expense on borrowed money of $0.1 million. The decrease in interest expense reflects a decline of 86 basis points in the average cost of interest-bearing liabilities to 1.57% compared to 2.43% for the prior year period, while the average balance of interest-bearing liabilities increased by $29.0 million to $682.4 million compared to $653.4 million for the prior year period. The decrease in the yield on interest-bearing liabilities was primarily the result of higher cost certificates of deposits repricing at lower rates as well as lower costs on core deposits and short-term advances from the Federal Home Loan Bank of New York (“FHLB-NY”).

Provision of Loan Losses
The Bank provided $1.3 million in loan loss provision for the third quarter of fiscal 2010, an increase of $0.9 million compared to $0.4 million provision in the prior year period. This quarterly provision was 277% of net charge-offs of $0.4 million during the quarter. The increase in provision reflects the potential risk of further loan deterioration resulting from a continued and prolonged downturn in the U.S. and New York City economies. The Bank’s future level of non-performing loans will be influenced by economic conditions, including the impact of those conditions on the Bank’s customers, interest rates and other factors existing at the time.
Non-interest Income
Non-interest income increased $1.8 million, or 147%, to $3.0 million for the quarter ended December 31, 2009 compared to $1.2 million for the prior year period. The increase was mostly due to a $1.2 million gain on the sale of a bank-owned building as part of the Bank’s strategy to consolidate and optimize branch locations as well as a $0.4 million gain on the sale of certain securities.
Non-interest Expense
Non-interest expense for the quarter ended December 31, 2009 decreased 37%, to $8.9 million compared to $14.1 million for the prior year period. This decline in non-interest expense is primarily due to the goodwill impairment expense of $6.4 million recognized in the prior year period. Excluding goodwill impairment, non-interest expenses were higher for the quarter by $1.5 million due to fixed asset write-downs and lease termination charges related to the consolidation of two branches, offset by reductions in consulting expense of $0.4 million.
Income Taxes
The income tax benefit was $0.6 million for the quarter ended December 31, 2009 compared to an income tax benefit of $0.6 million for the prior year period. The tax benefit for the quarter ended December 31, 2009 reflects income tax expense of $0.2 million offset by tax benefits from New Market Tax Credit (NMTC) transactions totaling $0.8 million. The Company expects to receive additional NMTC tax benefits of approximately $8.4 million through the period ending March 31, 2014. The Company’s ability to utilize the deferred tax asset generated by NMTC income tax benefits over the next five years, as well as other deferred tax assets, depends on its ability to meet the NMTC compliance requirements and its ability to generate sufficient taxable income from operations or from potential tax strategies to generate taxable income in the future. The Company has $11.0 million of deferred tax assets as of December 31, 2009.
Nine Months Results
Net income for the nine month period ended December 31, 2009 was $2.3 million compared to a net loss of $(5.2) million for the prior year period, an increase of $7.5 million. The increase in net income is primarily the result of an increase in net interest income of $3.3 million, a decrease in non-interest expense of $5.8 million, primarily due to the goodwill impairment of $6.4 million recognized in the prior year period, and an increase of non-interest income of $0.7 million, offset by an increase of $2.5 million in provision for loan losses.

Net Interest Income
For the nine month period ended December 31, 2009, net interest income increased $3.3 million, or 17%, to $22.1 million, compared to $18.9 million for the prior year period. The increase in net interest income was primarily related to a $4.8 million decrease in interest expense offset by a $1.5 million decrease in interest income. Of the decrease in interest income, loan income declined $1.9 million or 6% while the income on mortgage-backed securities increased $0.3 million or 18%. The decrease in interest income on loans reflects a reduction in yield of 59 basis points to 5.52% for the nine month period ended December 31, 2009 compared to 6.11% for the prior year period. Although the yield on mortgage-backed securities declined 107 basis points, this was partially offset by an increase in average balances of mortgage-backed securities of $22.0 million. The yield on interest earning assets declined 60 basis points during the nine month period, primarily driven by the low current interest rate environment.
For the nine month period ended December 31, 2009, interest expense decreased by $4.8 million, or 36%, to $8.4 million, compared to $13.2 million for the prior year period. The decrease in interest expense resulted primarily from a 102 basis point reduction in the annualized average cost of interest-bearing liabilities to 1.66%, compared to 2.68% for the prior year period, offset partially by growth in the average balance of interest-bearing liabilities of $19.5 million, or 3%, to $674.3 million compared to $654.8 million for the prior year period.
Provision of Loan Losses
For the nine month period ended December 31, 2009, the Bank provided $3.3 million in provision for loan losses compared with $0.8 million for the prior year period. The increased provision reflects uncertainty in the housing and real estate markets, as well as the overall economic environment. Based on management’s evaluation of housing and real estate markets and the overall economy, coupled with the composition of the Bank’s delinquencies, non-performing loans, net loan charge-offs and overall loan portfolio, the Bank determined that a $3.3 million provision for loan losses was warranted for the nine months ended December 31, 2009.
Non-interest Income
During the nine month period ended December 31, 2009, non-interest income increased $0.7 million to $5.3 million compared to $4.5 million for the prior year period. Of the total increase, other income increased by $1.2 million, primarily due to a $1.2 million gain on the sale of a bank-owned building, a $0.4 million gain on the sale of certain securities, and a $0.1 million increase in depository fees, partially offset by a $0.3 million loss on the sale of loans and a $0.3 million decline in loan fees and service charges.
Non-interest Expense
Non-interest expense decreased $5.8 million or 20%, to $22.9 million for the nine month period ended December 31, 2009, compared to $28.7 million for the prior year period. The decrease reflects management’s cost reduction strategy which resulted in a decline of employee compensation and benefits of $0.6 million, equipment expense of $0.5 million, and consulting fees of $0.4 million. The decrease in total non-interest expense is also a result of the one-time goodwill impairment expense of $6.4 million recognized in the prior year period. These reductions were offset by increases in net occupancy expense and net charge-offs of $1.1 million related to consolidation of two branches and $0.9 million in higher deposit insurance premiums and industry-wide special assessments.

Income Taxes
For the nine month period ended December 31, 2009, the Bank recorded a tax benefit of $1.1 million compared to $1.3 million for the prior year period. The tax benefit for the nine months ended December 31, 2009 reflects income before taxes of $1.2 million which resulted in income tax expense of $0.7 million offset by the tax benefit generated by the NMTC investment totaling $1.8 million. During the prior year period, a loss before taxes of $(6.1) million resulted in income tax expense of $0.2 million offset by the tax benefit generated by the NMTC investment totaling $1.5 million.
Financial Condition Highlights
At December 31, 2009, total assets increased $20.3 million, or 3%, to $811.7 million compared to $791.4 million at March 31, 2009. The increase in total assets is primarily a result of increases in loans receivable of $26.0 million and other assets of $7.3 million, offset by decreases in investment securities of $14.8 million and premises and equipment of $3.2 million. $4 million of the increase in other assets is prepayments of deposit insurance assessments required by the FDIC.
Cash and cash equivalents increased $6.0 million, or 45%, to $19.3 million at December 31, 2009 compared to $13.3 million at March 31, 2009, primarily due to an increase of $10.3 million in cash and due from banks offset by a decrease of $4.3 million in money market investments. The increase in cash and cash equivalents is the result of liquidity stemming primarily from principal pay downs of investment securities.
Investment securities decreased $14.8 million, or 20%, to $60.0 million at December 31, 2009 compared to $74.8 million at March 31, 2009, reflecting the collection of principal repayments and maturities. The liquidity arising from these cash flows were used to fund new loan growth and general operations.
The Bank reclassified all the loans previously reported as held for sale to loans held for investment during the quarter. These loans were moved primarily into 1-4 family loans held for investment.
Loans receivable increased $26.0 million, or 4%, to $688.2 million at December 31, 2009 compared to $662.2 million at March 31, 2009 (adjusted for the reclassification from loans held for sale). The increase was primarily the result of increases in commercial mortgages of $27.8 million, multifamily loans of $10.8 million, and commercial business loans of $15.4 million, offset by decreases in construction loans of $18.2 million, and 1-4 family loans of $9.6 million (after adjusting for the reclassification from loans held for sale). The Bank continues to utilize prudent pricing and underwriting standards in originating new loans. This ongoing commitment demonstrates Carver’s belief in the stability of its local communities during these difficult economic times and its commitment to making credit available to qualified homeowners and business owners.
Total liabilities increased $19.6 million, or 3%, to $746.7 million at December 31, 2009 compared to $727.1 million at March 31, 2009. The increase in total liabilities was primarily the result of a decrease in total deposits of $18.4 million offset by an increase in FHLB-NY advances and other borrowed money of $38.5 million.
Deposits decreased $18.4 million, or 3.0%, to $585.0 million at December 31, 2009 compared to $603.4 million at March 31, 2009. The branch consolidation resulted in the release of $32 million in Business Development District deposits and the Bank also declined to renew $25 million in higher cost institutional deposits. These reductions were partially offset by new deposits of $38.6 million of which $16.3 million were generated by deposit promotions.

Advances from the FHLB-NY and other borrowed money increased $38.5 million, or 34%, to $153.6 million at December 31, 2009 compared to $115.1 million at March 31, 2009. The increase in advances and other borrowed money was primarily the result of an increase in FHLB-NY advances which were used in funding the growth in loans. The Bank also issued a $14.1 million two-year term borrowing under the FDIC’s Temporary Liquidity Guarantee Program via a private placement.
Total stockholders’ equity increased $0.7 million, or 0.8%, to $65.0 million at December 31, 2009 compared to $64.3 million at March 31, 2009. The increase in total stockholders’ equity was primarily attributable to net income for the nine months ended December 31, 2009 totaling $2.3 million, partially offset by dividends paid of $1.4 million and a decrease in accumulated other comprehensive income of $0.2 million. The Bank’s capital levels exceed all regulatory requirements of a well-capitalized financial institution.
Asset Quality
At December 31, 2009, non-performing assets totaled $33.5 million, or 4.12%, of total assets compared to $27.1 million or 3.42% of total assets at March 31, 2009. The increase in non-performing loans is primarily attributed to an increase in non-performing construction loans. The Bank’s proactive approach to working with borrowers to resolve early stage delinquencies has resulted in a decline in 30-89 day delinquencies of $5.7 million to $21.9 million or 3.18% of loans receivable at December 31, 2009 compared to $27.6 million or 4.01% at September 30, 2009 and $43.1 million or 6.52% at December 31, 2008. Although early stage delinquencies have improved over the prior quarter and year ago quarter, uncertainty still remains with respect to the timing of possible sustained economic recovery which may affect the ability of borrowers to continue to stay current with their loans.
At December 31, 2009, the Bank’s allowance for loan losses was $9.0 million which represents a ratio of the allowance for loan losses to non-performing loans of 26.8% compared to 26.5% at March 31, 2009. The ratio of the allowance for loan losses to total loans was 1.31% at December 31, 2009 compared to 1.10% at March 31, 2009. For the quarter ended December 31, 2009, total delinquencies increased $1.5 million to $55.9 million compared to $54.4 million in the prior quarter. Charge-offs for the fiscal third quarter 2010 were $0.4 million, compared to $0.6 million for the prior quarter and $1.4 million year-to-date.
Please review the Company’s Form 10-Q for the quarterly period ended December 31, 2009 for additional information.
About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank.  Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan.  For further information, please visit the Company’s website at www.carverbank.com.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.
# # #

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	December 31,	March 31,
	2009	2009
	(unaudited)

ASSETS
Cash and cash equivalents:
Cash and due from banks	$18,540	$8,251
Money market investments	768	5,090

Total cash and cash equivalents	19,308	13,341

Investment securities:
Available-for-sale, at fair value	47,402	59,973
Held-to-maturity, at amortized cost (fair value of $12,847 and $14,528 at December 31, 2009 and March 31, 2009, respectively)	12,570	14,808

Total securities	59,972	74,781

Loans held-for-sale	—	21,105

Loans receivable:
Real estate mortgage loans	615,565	581,987
Commercial business loans	71,179	57,398
Consumer loans	1,468	1,674

Loans, net of unearned income	688,212	641,059
Allowance for loan losses	(8,962)	(7,049)

Total loans receivable, net	679,250	634,010

Premises and equipment, net	12,014	15,237
Federal Home Loan Bank of New York stock, at cost	5,097	4,174
Bank owned life insurance	9,725	9,481
Accrued interest receivable	3,416	3,697
Core deposit intangibles, net	266	380
Other assets	22,697	15,222

Total assets	$811,745	$791,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Savings	$113,242	$117,438
Non-Interest Bearing Checking	61,639	56,505
NOW	43,168	48,371
Money Market	65,879	43,190
Certificates of Deposit	301,058	337,912

Total Deposits	584,986	603,416
Advances from the FHLB-New York and other borrowed money	153,564	115,017
Other liabilities	8,184	8,657

Total liabilities	746,734	727,090

Stockholders’ equity:
Preferred stock (TARP) (par value $0.01 per share, 2,000,000 shares authorized; 18,980 shares, with a liquidation preference of $1,000.00 per share, issued and outstanding as of December 31, 2009 and March 31, 2009)	18,980	18,980
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,474,719 and 2,475,037 shares outstanding at December 31, 2009 and March 31, 2009, respectively)	25	25
Additional paid-in capital	24,174	24,214
Retained earnings	22,730	21,898
Treasury stock, at cost (49,972 and 49,654 shares at December 31, 2009 and March 31, 2009, respectively)	(687)	(760)
Accumulated other comprehensive income (loss)	(211)	(19)

Total stockholders’ equity	65,011	64,338

Total liabilities and stockholders’ equity	$811,745	$791,428

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest Income:
Loans	$9,361	$9,800	$28,149	$30,093
Mortgage-backed securities	633	578	2,063	1,742
Investment securities	72	39	259	209
Money market investments	114	4	129	44

Total interest income	10,180	10,421	30,600	32,088

Interest expense:
Deposits	1,637	3,016	5,452	10,516
Advances and other borrowed money	1,063	991	2,999	2,699

Total interest expense	2,700	4,007	8,451	13,215

Net interest income	7,480	6,414	22,149	18,873
Provision for loan losses	1,286	431	3,290	770

Net interest income after provision for loan losses	6,194	5,983	18,859	18,103

Non-interest income:
Depository fees and charges	757	732	2,256	2,114
Loan fees and service charges	186	264	753	1,070
Write-down of loans held for sale	—	—	—	(16)
Gain (Loss) on sale of loans	(223)	(208)	(220)	38
Gain (Loss) on sale of real estate owned	19	—	(14)	—
Other	2,215	407	2,485	1,309

Total non-interest income	2,954	1,195	5,260	4,515

Non-interest expense:
Employee compensation and benefits	3,053	2,968	9,366	9,998
Net occupancy expense	1,624	1,223	3,765	3,142
Equipment, net	569	794	1,569	2,103
Consulting fees	193	548	562	978
Federal deposit insurance premiums	255	233	1,303	389
Goodwill Impairment	—	6,370	—	6,370
Other	3,240	1,967	6,364	5,762

Total non-interest expense	8,934	14,103	22,929	28,742

Income before income taxes and minority interest	214	(6,925)	1,190	(6,124)
Income tax benefit	(574)	(550)	(1,111)	(1,293)
Minority interest, net of taxes	—	124	—	361

Net income	$788	$(6,499)	$2,301	$(5,192)

Earnings per common share:
Basic	$0.22	$(2.63)	$0.64	$(2.10)

Diluted	$0.22	$(2.63)	$0.64	$(2.10)

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

Three Months Ended	Nine Months Ended
December 31,	December 31,
2009	2008	2009	2008
Selected Statistical Data:
Return on average assets (1)	0.39%	NM	0.38%	NM
Return on average equity (2)	4.83%	NM	4.77%	NM
Net interest margin (3)	3.96%	3.61%	3.93%	3.54%
Interest rate spread (4)	3.82%	3.44%	3.76%	3.34%
Efficiency ratio (5)	85.62%	101.61%	83.66%	95.66%
Operating expenses to average assets (6)	4.40%	6.36%	3.80%	4.05%
Average equity to average assets (7)	8.03%	6.98%	7.98%	6.90%

Average interest-earning assets to average interest-bearing liabilities	1.11	x	1.09	x	1.12	x	1.06	x

Net income per share — basic	$0.22	$(2.63)	$0.64	$(2.10)
Net income per share — diluted	$0.22	$(2.63)	$0.64	$(2.10)
Average shares outstanding — basic	2,474,719	2,470,082	2,473,164	2,472,305
Average shares outstanding — diluted	2,492,942	2,470,082	2,491,387	2,472,305
Cash dividends	$0.10	$0.10	$0.30	$0.30
Dividend payout ratio (8)(9)	45.26%	-3.80%	46.93%	-21.39%

	December 31,
	2009	2008
Capital Ratios:
Tier I leverage capital ratio (10)	8.47%	7.74%
Tier I risk-based capital ratio (10)	10.10%	9.59%
Total risk-based capital ratio (10)	11.35%	10.46%

Asset Quality Ratios:
Non performing assets to total assets (11)	4.12%	1.81%
Non performing loans to total loans receivable (11)	4.86%	2.08%
Allowance for loan losses to total loans receivable	1.31%	0.84%
Allowance for loan losses to non-performing loans	26.81%	40.28%

(1)	Net income, annualized, divided by average total assets.

(2)	Net income, annualized, divided by average total equity.

(3)	Net interest income, annualized, divided by average interest-earning assets.

(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.

(5)	Operating expenses divided by sum of net interest income plus non-interest income.

(6)	Non-interest expenses, annualized, divided by average total assets.

(7)	Average equity divided by average assets for the period ended.

(8)	Dividends paid on common stock during the period divided by net income for the period.

(9)	Dividend payout ratios for fiscal 2010 are adjusted for the payment of preferred dividends.

(10)	These ratios reflect consolidated bank only.

(11)	Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Three Months Ended December 31,
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$688,316	$9,361	5.44%	$655,324	$9,800	5.98%
Mortgage-backed securities	61,469	633	4.12%	44,636	578	5.18%
Investment securities (2)	4,946	78	6.28%	6,382	39	2.42%
Other investments and federal funds sold	1,004	108	42.69%	4,025	4	0.39%

Total interest-earning assets	755,735	10,180	5.39%	710,367	10,421	5.87%
Non-interest-earning assets	56,721			76,436

Total assets	$812,456			$786,803

Interest Bearing Liabilities:
Deposits:
Now demand	$46,516	20	0.17%	$25,820	13	0.20%
Savings and clubs	114,301	63	0.22%	118,456	145	0.49%
Money market	52,999	183	1.37%	44,424	218	1.95%
Certificates of deposit	327,502	1,362	1.65%	359,731	2,627	2.90%
Mortgagors deposits	2,186	9	1.66%	2,965	14	1.87%

Total deposits	543,504	1,637	1.20%	551,396	3,017	2.17%
Borrowed money	138,879	1,063	3.04%	101,996	991	3.85%

Total interest-bearing liabilities	682,383	2,700	1.57%	653,392	4,008	2.43%
Non-interest-bearing liabilities:
Demand	58,420			52,442
Other liabilities	6,429			6,869

Total liabilities	747,232			712,703
Minority Interest	—			19,150
Stockholders’ equity	65,224			54,950

Total liabilities & stockholders’ equity	$812,456			$786,803

Net interest income		$7,480			$6,413

Average interest rate spread			3.82%			3.44%

Net interest margin			3.96%			3.61%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	Nine months ended December 31,
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$679,630	$28,150	5.52%	$656,636	$30,093	6.11%
Mortgage-backed securities	66,655	2,063	4.13%	44,705	1,742	5.20%
Investment securities (2)	4,916	272	7.35%	5,747	209	4.76%
Other investments and federal funds sold	1,017	115	15.01%	4,060	44	1.44%

Total interest-earning assets	752,218	30,600	5.42%	711,148	32,088	6.02%
Non-interest-earning assets	52,903			77,746

Total assets	$805,121			$788,894

Interest Bearing Liabilities:
Deposits:
Now demand	$50,182	62	0.16%	$24,460	49	0.27%
Savings and clubs	117,113	194	0.22%	121,904	474	0.52%
Money market	47,805	486	1.35%	45,125	736	2.16%
Certificates of deposit	328,623	4,680	1.89%	373,143	9,218	3.28%
Mortgagors deposits	2,453	30	1.62%	2,887	38	1.75%

Total deposits	546,176	5,452	1.32%	567,519	10,515	2.46%
Borrowed money	128,118	2,999	3.11%	87,261	2,699	4.11%

Total interest-bearing liabilities	674,294	8,451	1.66%	654,780	13,214	2.68%
Non-interest-bearing liabilities:
Demand	58,964			52,957
Other liabilities	7,596			7,548

Total liabilities	740,854			715,285
Minority Interest	—			19,150
Stockholders’ equity	64,267			54,459

Total liabilities & stockholders’ equity	$805,121			$788,894

Net interest income		$22,149			$18,874

Average interest rate spread			3.76%			3.34%

Net interest margin			3.93%			3.54%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock